Vident Investment Advisory, LLC

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT
Pursuant to Rule 204A-1 under the
 Investment Advisers Act of 1940

STANDARDS OF PROFESSIONAL CONDUCT

The responsibility of an investment adviser is to render professional, unbiased advice to clients. Vident Investment Advisory, LLC (the “Adviser”) devotes itself primarily to the performance of these advisory functions and services incidental thereto.

Neither the Adviser nor any of the Adviser’s affiliates, principals, members or employees should, directly or indirectly, engage in any activity that jeopardizes the Adviser’s ability to render unbiased investment advice to the Adviser’s clients.

 The Adviser provides professional guidance and advice for exchange-traded funds in the form of portfolio management, index replication and index tracking. Standards of the profession require that the Adviser’s employees devote themselves primarily to these functions and that every effort be made to eliminate bias and potential conflicts of interest from the employees’ advice. Principals, members and employees of the Adviser should avoid security transactions and activities for their own or for other non-client accounts that might conflict with or be detrimental to the interest of clients.

Each employee is expected to review these Standards of Professional Conduct (“Standards”), the Code of Ethics of the Adviser (the “Code”) and the Adviser’s Insider Trading Policy on at least an annual basis, and to comply, as applicable, with the requirements of each document. A copy of the Adviser’s Insider Trading Policy is attached as Appendix A. The Code is included in the Adviser’s Compliance Manual. Each employee is required to file with the Adviser’s Chief Compliance Officer (“CCO”) an Annual Compliance Certification, certifying compliance with the Standards, the Code and the Insider Trading Policy. A copy of the Annual Compliance Certification is attached as Appendix B.

Information concerning the investment program and financial circumstances of clients is confidential. The confidentiality of clients should be scrupulously observed and respected by all Adviser personnel. Principals and employees of the Adviser are prohibited from disclosing the identity, investment program or affairs of any client without the client’s proper authorization, and shall certify their compliance with such disclosure restrictions in the Employee Confidentiality Agreement, which is attached as Appendix C.

Adopted as of October 31, 2014.

APPENDIX A

VIDENT INVESTMENT ADVISORY, LLC

INSIDER TRADING POLICY

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), Vident Investment Advisory, LLC (the “Adviser”) must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. This Insider Trading Policy is designed to prevent the misuse of material, nonpublic information by the Adviser and its officers, members and employees. Capitalized terms not otherwise defined in this Insider Trading Policy shall have the meanings assigned to them in the Adviser’s Code of Ethics & Standards of Professional Conduct (the “Code”).

An employee should contact the Chief Compliance Officer of the Adviser if the employee becomes aware of an actual or potential insider trading violation or a violation of this Insider Trading Policy.

GENERAL

The Adviser expressly forbids any officer, member or employee from either trading (whether personally, or on behalf of the Adviser’s account or other accounts managed by the Adviser) on material nonpublic information, or communicating material nonpublic information to others in violation of federal law. This conduct is generally referred to as “insider trading.”

1.	DEFINITIONS

The concept of “insider” is broad. It includes officers, members and employees of a limited liability company. In addition, a person can be a “temporary insider” if he/she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services.

“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Trading on inside information is not a basis for liability unless the information is material.

Information is “nonpublic” until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public (i.e., it is published in an SEC report or in a publication of general circulation).

PROCEDURES TO IMPLEMENT THE ADVISER’S PROHIBITIONS AGAINST INSIDER TRADING

Code of Ethics. Each Access Person must comply with the Code governing personal trading, including the reporting of personal securities trades and security holdings, and restrictions on personal securities trades under certain circumstances.

Oversight by Chief Compliance Officer. The Chief Compliance Officer periodically will review the personal securities transactions of Access Persons to verify compliance with the Code and to detect insider trading (e.g., by comparing such trades and securities listed on “restricted” and “watch” lists). In particular, to detect insider trading, the Chief Compliance Officer may, if applicable:

review the Initial Holdings, Quarterly Transaction and Annual Holdings Reports filed by each Access Person;

promptly investigate all reports of any possible violations of the Insider Trading Policy; and

coordinate the review of such reports with other appropriate officers, members or employees of the Adviser.

Information Blocking Devices.

When one or more employees (“Inside Employees”) receive material, nonpublic information about a company while serving on a creditors’ committee or in any other capacity that, in the opinion of the Chief Compliance Officer, necessitates information blocking devices (such as so-called “Ethical Walls”), no employee or Client account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Inside Employees and other employees of the Adviser are in place.

Information blocking devices shall prohibit:

the Inside Employee(s) from discussing the material, nonpublic information with other employees unless those employees are also Inside Employees; and

access by non-Inside Employees to any files, including computer files, containing the material, nonpublic information, and systems will be implemented to prevent such access.

Restricted Lists and Watch Lists.

At his or her discretion, the Chief Compliance Officer or his or her designee will place certain securities on a “restricted list.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling such securities during any period the securities are included on a restricted list. Securities issued by companies about which employees are expected regularly to have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all employees of the securities listed on the restricted list.

At his or her discretion, the Chief Compliance Officer or his or her designee will place certain securities on a “watch list.” Securities issued by companies about which a limited number of employees possess material, nonpublic information should generally be placed on the watch list. The watch list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed to be appropriate by the Chief Compliance Officer.

Private Placement Memoranda. Any private placement memorandum received by the Adviser shall be delivered promptly to the Chief Compliance Officer or his or her designee, who shall:

log in the name of the issuer, the date the memorandum was received by the Adviser, and the names of the addressee and sender of the memorandum;

file the memorandum in a locked file cabinet;

notify the addressee of the arrival of the memorandum;

place the name of the issuer of the securities on a watch list;

require any Adviser personnel desiring to review the memorandum to log out the memorandum and instruct that person to not make copies of it; and

continue the above procedures until three days after the next public earnings release by the issuer.

Contacts with Corporate Officers. When an employee of the Adviser contacts an officer of any corporation regarding matters that may relate to any Client of the Adviser, he/she shall:

maintain a log of all meetings with or calls to the corporation’s insiders; and

if uncertain whether he/she may trade or recommend trading based on information obtained in the course of the conversation, contact the Chief Compliance Officer.

Employee Training/Education.

All employees of the Adviser shall be provided with a copy of the Insider Trading Policy.

Periodically, the Adviser may provide employees written materials discussing the Insider Trading Policy and insider trading in general.

ADMINISTRATION

Records. All documents and other records generated in connection with the Insider Trading Policy shall be maintained for a minimum of six years.

Reporting. Periodically, the Chief Compliance Officer shall prepare a report reviewing the Insider Trading Policy in effect during the period covered and any actual or potential violations of the Insider Trading Policy.

Annual Compliance Certification. Each employee shall review and read the Insider Trading Policy, sign the accompanying Annual Compliance Certification and retain a copy of the Insider Trading Policy in a readily accessible place for reference. The Annual Compliance Certification, attached as Appendix B, certifies compliance with the Adviser’s Standards of Professional Conduct, the Code, and the Insider Trading Policy. The Chief Compliance Officer shall keep a record of each Annual Compliance Certification. The Annual Compliance Certification should be re-certified whenever the Insider Trading Policy is updated or reviewed with the employee.

Adopted as of October 31, 2014.

A-1

APPENDIX B

VIDENT INVESTMENT ADVISORY, LLC

ANNUAL  COMPLIANCE  CERTIFICATION

1.	I hereby acknowledge that I have read and understand the Code of Ethics, Standards of Professional Conduct, Insider Trading Policy and Policy With Respect to Gifts, Entertainment and Political Contributions, and recognize that I am subject to them.

2.	I hereby declare that I have complied with the requirements of the Code of Ethics, the Standards of Professional Conduct, the Insider Trading Policy and Policy With Respect to Gifts, Entertainment and Political Contributions.

3.	I hereby declare that I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics and Insider Trading Policy.

4.	I hereby declare that I have reported the names of each broker, dealer and/or bank where I have a securities account.

5.	I hereby declare that, other than as disclosed in this Annual Compliance Certification, I have no knowledge of the existence of any personal conflict of interest that may involve Client accounts, such as any economic relationship between my personal securities transactions and securities held or to be acquired by Client accounts.

6.	I hereby declare that I have reported all political contributions I have made pursuant to the requirements of the Policy With Respect to Gifts, Entertainment and Political Contributions.

Signature:

Date:

Received by:

(Chief Compliance Officer)

Date:

B-1

APPENDIX C

VIDENT INVESTMENT ADVISORY, LLC

EMPLOYEE  CONFIDENTIALITY   AGREEMENT

As an employee of VIDENT INVESTMENT ADVISORY, LLC (the “Adviser”), I recognize that I may, from time to time, learn certain confidential information regarding the Adviser’s clients, the Adviser’s proprietary systems and investment strategies and methodologies, the investments made by the Adviser on behalf of clients, and other sensitive and confidential information.

I agree, as part of my duties and responsibilities as an employee of the Adviser, to maintain the confidentiality of all client information, including, but not limited to, the identity of clients, the clients’ investments and other sensitive and confidential information that may be disclosed to me. I recognize that communicating such information to any third party, unless specifically authorized by the Chief Compliance Officer of the Adviser, may seriously harm the Adviser and/or the Adviser’s clients.

I further recognize that I  may be subject to legal action in the event confidential information regarding the Adviser or the Adviser’s clients is improperly disclosed to third parties. This could include injunctive relief as well as monetary damages.

Read and agreed to:

Isl

DATE:

C-1

VIDENT INVESTMENT ADVISORY, LLC

CODE OF ETHICS

Effective: October 31, 2014

Introduction

Pursuant to rules established by the U.S. Securities and Exchange Commission (the “SEC”), it is unlawful for certain persons of VIDENT INVESTMENT ADVISORY, LLC (the “Adviser”), in connection with the purchase or sale by such persons of securities held or to be acquired by a client account:

1.	To employee any device, scheme or artifice to defraud;
2.	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;
3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
4.	To engage in any manipulative practice.

Consistent with the SEC’s rules, the Adviser has adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Adviser must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

The Code is intended to serve as the minimum standard of conduct for persons having access to information regarding the purchase and sale of portfolio securities by Adviser or registered investment companies for which the Adviser serves as adviser or sub- adviser, as well as the Adviser’s separate accounts (if any) and other advisory clients (if any) (collectively, the “Advisory Clients”). Each employee must avoid any activity or relationship that may reflect unfavorably on the Adviser as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between the Adviser’s employees, officers, partners, members and trustees/directors (as applicable) and the Advisory Clients that may arise due to personal investing activities. The Adviser has also established separate procedures designed to detect and prevent insider trading, which are included in the Adviser’s Compliance Manual and which should be read together with this Code.

Personal investing activities of Covered Persons may create conflicts of interests that may compromise fiduciary duties to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

As fiduciaries, Covered Persons must at all times comply with the following principles:

Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client’s transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person’s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the chief compliance officer (“CCO”) for the Adviser immediately.

The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Adviser must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

1.	Who is subject to the Code?

1.1.	Covered Persons. For the purposes of this Code, Covered Person is defined as:

1.1.1.	Each employee, officer, partner or member (as applicable) of the Adviser:

who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales (for the purposes of this Code, a Covered Person does not include persons employed by another company who are subject to securities transaction reporting requirements of their employer’s Code of Ethics, if that Code of Ethics complies with Rule l 7j-l under the Act);

1.1.2.	Each natural person in a control[1] relationship to the Adviser who obtains information concerning recommendations made by the Adviser with regard to the purchase or sale of securities covered by this Code.

2.	What Types of lnvestments are subject to the Code?

This Code requires that information about a Covered Person’s investments in certain securities be reported to the Adviser CCO.

For purposes of this Code, the term “Reportable Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any: (i) option, (ii) futures contract; (iii) shares of registered closed-end funds; (iv) shares of registered open-end investment companies (i.e., mutual funds) that are advised by the Adviser (including those held in retirement accounts and that are not money market funds) and shares of exchange traded funds; (v) warrant; (vi) note; (vii) stock; (viii) treasury stock; (ix) bond; (x) debenture; (xi) evidence of indebtedness; (xii) certificate of interest; or (xiii) any participation in, or right to subscribe to or purchase, any such interest or instrument.

3.	What Types of Investments are not subject to the Code.

This Code does not require information about the following types of securities:

direct obligations of the U.S. government;
bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
shares of money market funds;
shares issued by open-end investment companies other than registered investment companies for which the Adviser serves as an adviser for exchange traded funds; or
shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which the Adviser serves as an adviser or sub-adviser for exchange traded funds.

[1]	Control means the power to exercise a controlling influence over the management or policies of the Adviser, unless such power is solely the result of an official position with the Adviser.

4.	What Types of Accounts are subject to the Code?

4.1.	Covered Accounts

“Covered Account” includes any securities account, whether held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members. 3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which a Covered Person has physical control, such as a stock certificate.4

4.2.	Joint Accounts

Covered Persons of the Adviser are prohibited from entering into a joint account with any Advisory Client.

5.	What are the Restrictions on Trading?

5.1.	Pre-clearance Requirements

Covered Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of: (i) a Reportable Security, (ii) a security in an initial public offering (“IPO”), or (iii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund).

See Appendix A for the pre-clearance form to be used to obtain permission to make investments in Reportable Securities and Appendix B for the pre-clearance form to be used to obtain permission to make investments in private placements or IPOs.

5.2.	Lockout Period

Covered Persons may not purchase or sell a Reportable Security within seven calendar days prior to, or within seven days after the Adviser or an Advisory Client trades in such Reportable Security; except that, a Covered Person may sell a Reportable Security within seven calendar days after the Adviser or Advisory Client executed a sales transaction in that same Reportable Security if the Adviser or other Advisory Client no longer have a position in such Reportable Security.

Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

6.	Reporting and Certification Requirements

6.1 .	Initial Holdings Report and Certification

Within 10 days after a Covered Person commences employment, he/she must certify in writing that he/she has received the Code, has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported. (Please see Appendices C and D for the required certifications and disclosure). Information disclosed may be no more than 45 days old at the time of disclosure. Covered Persons are only required to report holdings in Reportable Securities as defined in Section 2 of this Code.

[2]	Beneficial interest in an account includes any direct or indirect financial interest in an account.
[3]	Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.
[4]	Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

The Adviser CCO will arrange to receive directly from the executing broker/dealer, bank or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account.

Accounts over which Covered Persons have no control. Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include in initial and annual holdings reports the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

When Duplicate Confirmations or Statements Are Not Available. You may wish to engage in a transaction for which no confirmation can be delivered to the Adviser CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the Adviser CCO and will involve additional reporting requirements.

6.2.	Ongoing Reporting Regarding Covered Accounts

Covered Persons must notify the Adviser CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the Adviser CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

6.3.	Quarterly Transactions Report for Covered Persons (other than Independent Trustees or Non-Adviser Trustees)

All Covered Persons shall submit to the Adviser CCO, within 30 business days after quarter end, a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Covered Person. Covered Persons who have reported reportable transactions through duplicate copies of broker confirmations and statements are not required to file a quarterly report, if the confirmation and statement is received no later than 30 days after the end of the applicable quarter.

Covered Persons are not required to submit quarterly transaction reports with respect to regular periodic purchases or sales that are made automatically to or from an investment account in accordance with a pre-determined schedule or allocation (e.g., an automatic investment plan or dividend reinvestment plan).

6.4.	INTENTIONALL OMITTED

6.5.	Annual Certification for Covered Persons

Annually, Covered Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported. Covered Persons must also disclose all personal investments and accounts on an annual basis. Please see Appendices C and D for the required certifications and disclosure. Information disclosed must be current as of a date no more than 45 days before the report is submitted. The annual certification must be submitted to the Adviser CCO within 30 days of the calendar year end.

Covered Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in Section 2 of this Code.

Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

7.	INTENTIONALLY OMITTED

8.	Administration and Enforcement

8.1 .	Determination of Persons covered by Code

The CCO for the Adviser will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto. Covered Persons must acknowledge in writing receipt of any such amendments.

8.2.	Review of Personal Trading Information

All information regarding a Covered Person’s personal investment transactions, including the reports required by Section 6, will be reviewed by the Adviser CCO. All such information may also be available for inspection by the Trust’s Board of Trustees. By signing the acknowledgement attached to this document, each Covered Person acknowledges that the Adviser CCO shall be permitted to obtain and review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Covered Person.

8.3.	Annual Review/Report

The Adviser CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The Adviser CCO will produce an annual report that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies that procedures have been adopted that are designed to prevent Covered Persons from violating the Code.

8.4.	Reporting Violations

Upon discovering a violation of this Code, a Covered Person shall immediately report such violation to the Adviser CCO and the Adviser CCO will be responsible for investigating such violations.

8.5.	Sanctions and Remedies

If the Adviser CCO determines that a Covered Person has violated the Code, she may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of a Covered Person employed by the Adviser and/or informing regulators if the situation warrants. As part of any sanction, the Adviser CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the Adviser CCO.

8.6.	Exemption Procedures

The Adviser CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The Adviser CCO shall consider such exemptions upon written request by a Covered Person stating the basis for requested relief. The Adviser CCO’s decision is within his or her sole discretion.

8.7. Recordkeeping Requirements

The Adviser CCO shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the SEC.

8.7.1	A copy of this Code and any other code of ethics that is, or at anytime within the past five years was in effect, must be maintained in an easily accessible place.

8.7.2	A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

8.7.3	A record of all written acknowledgments pursuant to Section 8.1 of this Code for each person who is currently, or within the past five years was, a supervised person of the Adviser .

8.7.4	A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

8.7.5	A record of all persons, currently or within the past five years, who are or were required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

8.7.6	A copy of each report required by Section 8.3 of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

8.7.7	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section 5.1 of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

8.8. Questions and Exceptions

Any questions regarding this Code should be discussed with the Adviser CCO.

Appendix A
Reportable Securities Pre-Clearance Request Form
TO: Adviser Chief Compliance Officer

FROM:

DATE:

As provided in section 5.1 of the Code of Ethics, if a Covered Person wants to purchase or sell a Reportable Security he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not purchase or sell such security until he/she receives written permission from the Adviser Chief Compliance Officer (i.e., an approval e-mail). Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1.Name of Issuer and Ticker Symbol:

2. Purchase or Sale:

3. Principal amount of transaction:________________# of shares/units:________________

4. Equity or debt?__

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information.

I will notify the Adviser Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date:

Appendix B

IPO and Limited Offering Pre-Clearance Request Form

TO: Adviser Chief Compliance Officer

FROM:

DATE:

As provided in section 5.1 of the Code of Ethics, if a Covered Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Adviser Chief Compliance Officer. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of proposed investment: ___________________Date of investment: ________________

2. Nature of investment:

3. Amount to be invested: ________________# of shares: ____________% ownership: ________________

4. Describe terms of investment:

Equity or debt? ___________Open-ended or specific maturity date? ____________

__ Further investment contemplated? ____________Amount? ____________

5. Was this investment offered to you due to your affiliation with the Adviser or the Trust?

6. Do you have a position as officer of the company or other duties in connection with the investment? ____________________________ _________________

7. Do you give investment advice to the company or any affiliate of the company? If so, please describe: ___________________________ ______________________

8. Are you informed or consulted about investments made by the company?

Describe:

9. How frequently will you receive statements/communications regarding the investment?

10. Is the company privately/publicly held?

11. If privately held, are you aware of any plan to bring the company public?

12. Have you informed the company that you are a “restricted person” in the event of an IPO of securities?
_________
13. Describe any connection(s) between the investment and the Adviser or the Trust:

14. To your knowledge, are there any clients of the Adviser for whom this is an appropriate investment?

15. Describe any client connections to this investment:

16. Are you aware of any conflict between your duties at the Adviser and this investment?

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Adviser Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date:

Appendix C

COVERED PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”) for Vident Investment Advisory, LLC (the “Adviser”), which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with the Adviser, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to the Adviser that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts. I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer for the Adviser of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to the Adviser, as applicable.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signed	Dated

Name

Appendix D

INITIAL AND ANNUAL DISCLOSURE  FORM  FOR COVERED PERSONS

PART I - DISCLOSURE  OF EMPLOYEE   ACCOUNTS

[  ] I do not maintain any Covered Accounts as defined in the Code of Ethics for Vident Investment Advisory, LLC.

Below is a list of all my Covered Accounts as defined in the Code.  Check all that apply as to the Account Type.
(a) Direct Brokerage Account
[  ] (1) I have full investment discretion on the account
[  ] (2) I have full investment discretion on the account which I am managing for another person
[  ] (3) I do not have investment discretion on the account (Investment discretion is 100% exercised by a broker, financial adviser, etc.)
(b) [  ] Trust Account
(c) [  ] Employee Stock Plan (“ESOP”), 401 (k) Plans, private placement  or similar product  that cannot be transferred  to a brokerage account
(d) [  ] Other (Please explain: _____________________________________________________________________________________

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate if any of the accounts are individually or jointly held)	Account Type (a,b,c,d)	Account Number

PART II-DISCLOSURE OF COVERED SECURITIES HOLDINGS
[  ] I do not maintain, have a financial interest, or influence/control the activities of any securities.
[  ] Below· is a list of all personal securities holdings for which I have direct or indirect beneficial ownership.
[  ] Indicate by checking this box if you have already provided a copy of your most recent statement (not more than 45 days old) for each account listed below

Security (Include full name of issuer) and exchange ticker symbol (or Cussip Number)	# of Shares and Principal Amount

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) excludes other transactions not required to be reported.

Signature: __________________	Print Name: ________________	Date: ______________

Appendix E

QUARTERLY  TRANSACTION  REPORT  FOR COVERED PERSONS

Below is a list of all transactions in Reportable Securities during the past quarter in which the undersigned had any direct or indirect beneficial  interest.

Date of Transactions	Security and exchange ticker symbol (or Cussip Number)	Nature of Transaction (e.g., Purchase or Sale)	Number of Shares and Principal Amount	Price at which transaction was effected	Name of broker/dealer effecting transaction

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control and (ii) excludes other transactions not required to be reported.

Signature: _______________	Print Name: _______________	Date __________